Independent Auditors' Consent



To the Shareholders and Board of Trustees of Smith Barney Series Fund:

We consent to the use of our reports as of the dates indicated below with respect to the Portfolios indicated below of Smith Barney Series Fund, incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.

	           Date of
Portfolio
Auditors' Report


Appreciation Portfolio		February
19, 1997

Total Return Portfolio		February
19, 1997

Intermediate High Grade Portfolio	February 19, 1997

Equity Index Portfolio		February
24, 1997

Money Market Portfolio	February 24, 1997

Equity Income Portfolio	February 24, 1997

Emerging Growth Portfolio	February 24, 1997

Growth & Income Portfolio	February 24, 1997

International Equity Portfolio	February 24, 1997

Diversified Strategic Income Portfolio	 February 24, 1997

KPMG Peat Marwick LLP


New York, New York
April 25, 1997